UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

June 29, 2005

Date of Report (Date of earliest event reported)

The Boeing Company

(Exact Name of Registrant as Specified in Charter)

Delaware	1-442	91-0425694
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

100 N, Riverside, Chicago, IL	60606-1596
(Address of Principal Executive Offices)	(Zip Code)

(312) 544-2000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a) (1) The Boeing Company (“Boeing” or the “Company”) and W. James McNerney, Jr. (“Mr. McNerney”) entered into the Executive Employment Agreement dated as of June 29, 2005 (the “Agreement”). A copy of the Agreement is filed with this report as Exhibit 99.1.

(2) The material terms and conditions of the Agreement are summarized in Item 5.02 below.

(3) On June 29, 2005, the Company’s Board of Directors (the “Board”) approved a change to the standard compensation for non-employee directors to eliminate the additional compensation to be paid to the Non-Executive Chairman and to provide that the Lead Director will receive an annual cash retainer in the amount of $60,000 in addition to his nonemployee director compensation. The remaining components of non-employee director compensation remain unchanged from the amounts described in the Company’s Proxy Statement for its 2005 Annual Meeting of Shareholders.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On June 30, 2005, Boeing issued a press release entitled “Boeing Board Elects W. James McNerney, Jr. Chairman, President and CEO,” a copy of which is filed with this report as Exhibit 99.2. As described in the press release, James A. Bell, who has served as the Company’s Chief Executive Officer (the Company’s principal executive officer) on an interim basis since March 6, 2005, will remain as Executive Vice President and Chief Financial Officer of the Company (principal financial officer). As also described in the press release, Lewis E. Platt, who has served as the Non-Executive Chairman of the Board since December 2003, will become the Lead Director of the Board. He will continue to be a member of the Board’s Governance, Organization and Nominating Committee, Compensation Committee, and Special Programs Committee.

(c) (1) On June 30, 2005, the Board announced the election of Mr. McNerney as the Company’s Chairman, President and Chief Executive Officer, effective as of July 1, 2005 (the “Effective Date”).

(2) Mr. McNerney, age 55, served as Chairman and Chief Executive Officer of 3M Company (diversified technology) since January 2001. Before joining 3M, beginning in 1982, he served in executive positions at General Electric Company, including as President and Chief Executive Officer of GE Aircraft Engines from 1997 until 2000. Mr. McNerney is a director of Procter & Gamble Company. He has been a member of the Boeing Board since 2001. As of the Effective Date, he will no longer serve on the Board’s Governance, Organization and Nominating Committee or Compensation Committee, and will become a member of the Special Programs Committee. Other than the Agreement, there is no arrangement or understanding between Mr. McNerney and any other persons pursuant to which he was selected as an officer.

(3) Under the terms of the Agreement (defined in Item 1.01 above), Mr. McNerney is employed as the Chairman, President and Chief Executive Officer of the Company. The material terms and conditions of the Agreement are summarized below, which description is qualified by reference to the provisions of the Agreement attached to this report as Exhibit 99.1. Capitalized terms are as defined in the Agreement.

Term of Employment

The Agreement has an initial term of three years, with an automatic extension such that the term will thereafter be two years unless the Company or Mr. McNerney gives notice that the term will not be extended.

Board of Directors

During the term of the Agreement, Mr. McNerney will be nominated for re-election as a member of the Board.

Base Salary

Mr. McNerney will receive an annual base salary of $1,750,000. The base salary may be increased, but not decreased, from time to time by the Board.

Bonus

Mr. McNerney will be eligible to participate in the Company’s annual bonus plan. His annual bonus will have a target bonus amount of at least 170% of base salary, with a maximum annual bonus of 230% of base salary and a potential reduced bonus for achievements below target in accordance with the terms of the bonus plan.

Mr. McNerney’s 2005 bonus will be no less than his full annual target bonus, less all quarterly bonus amounts received from 3M for performance during 2005.

Annual bonuses for 2005 through 2010 will be paid in cash, and beginning with 2011 will be paid in the same form and subject to the same terms as the annual bonuses paid to other senior executives of the Company.

One-Time Buy-Out Equity Awards

As compensation to replace unvested 3M equity awards that Mr. McNerney will forfeit, he was granted, effective July 1, 2005, the following Buy-Out Restricted Stock Awards: (i) for forfeited 3M stock options, 159,000 shares of restricted Boeing stock with vesting and restrictions lapsing in five equal annual installments beginning on May 10, 2006; (ii) for forfeited 3M restricted stock awards, 162,000 shares of restricted Boeing stock with vesting and restrictions lapsing in six equal annual installments beginning on January 1, 2006; and (iii) for forfeited 3M restricted stock awards, 70,000 shares of restricted Boeing stock with vesting and restrictions lapsing in three equal annual installments beginning on July 1, 2006. The aggregate value of the Buy-Out Restricted Stock Awards as of July 1, 2005 was $25,289,880. Mr. McNerney will receive dividend equivalents in cash for the Buy-Out Restricted Stock Awards as and when declared and paid.

Long-Term Incentives

Mr. McNerney will participate in all Company long-term incentive programs at levels commensurate with his position.

Stock Ownership Guidelines

In accordance with Company policy, Mr. McNerney will be subject to Company stock ownership guidelines. The Buy-Out Restricted Stock Awards will be counted toward his stock ownership guidelines.

Supplemental Retirement Benefit

As compensation to replace the supplemental nonqualified pension benefit provided by 3M that Mr. McNerney will forfeit, he will receive a supplemental retirement benefit (“Supplemental Pension”) payable in a lump sum as of the date of his termination of employment or an earlier Change in Control. The Supplemental Pension is calculated based on the actuarial equivalent of an annuity payable for his lifetime commencing at age 62 equal to 50% of his highest three consecutive year average compensation over the prior ten-year period of employment at Boeing, 3M and GE. The Supplemental Pension will be offset by other retirement benefits payable from Boeing, 3M and GE. Effective upon employment, Mr. McNerney is vested in half of the Supplemental Pension, or 25% of final average pay minus offsets, which has a current estimated lump sum present value of approximately $11 million as of December 31, 2005. The remaining 25% of final average pay will be accrued on a pro-rata basis over a period of five years beginning January 1, 2006. The additional estimated lump sum present value as of December 31, 2005 of the accrual over the future five-year period is approximately $11 million, without regard to future compensation increases. Mr. McNerney is 100% vested in any accrued portion of the Supplemental Pension. However, Mr. McNerney will forfeit the entire Supplemental Pension if he voluntarily terminates employment without Good Reason before the third anniversary of the Effective Date and accepts employment or any other position with substantially comparable compensation elsewhere at any time within one year after such termination date.

Other Benefits and Perquisites

Mr. McNerney will participate in Company equity, pension, 401(k), and health and welfare benefits offered to senior executives. During the term of the Agreement, Mr. McNerney will be provided with universal life insurance coverage (or reimbursement for such coverage) with an annual premium not to exceed $267,937.

Mr. McNerney will receive perquisites that other executive vice presidents of the Company are generally entitled to receive, including business and personal use of Company aircraft for security reasons and consistent with the Company’s executive protection policy; club memberships, leased automobile and financial services allowance.

Relocation Benefit

Mr. McNerney will receive standard relocation benefits, including packing and moving expenses, temporary housing, house-hunting travel, and closing costs on the sale of his current residence and on the purchase of a new residence in the Chicago area, with a gross-up for income taxes.

Retiree Benefits

Upon completion of five years of continuous employment, Mr. McNerney will be deemed retiree eligible under and in accordance with the terms of all welfare benefit, equity and other incentive plans and programs applicable to senior executives.

Mr. McNerney and his spouse (and other covered dependents) will be provided post-employment COBRA-equivalent medical coverage, at his expense, until each of Mr. McNerney and his wife, respectively, attains age 65 (and other covered dependents cease to be eligible for coverage), such coverage to follow any health benefit continuation coverage occurring in connection with severance, as described in subparagraph (iii) below.

Severance

Upon involuntary termination without Cause or voluntary termination for Good Reason, Mr. McNerney’s benefits will include:

(i) Full vesting of all Buy-Out Restricted Stock Awards.

(ii) Supplemental Pension benefit accrued to date, with additional credit for Supplemental Pension service for the Severance Period.

(iii) Severance and any welfare benefit continuation provided in accordance with any Company plan, but no less than

(a) two times the sum of Mr. McNerney’s base salary plus his then-current target bonus amount;

(b) continued participation for two years in all health and welfare plans or, if not available, the value thereof, reduced by comparable subsequent employer benefits; and

(c) a pro rata bonus for the termination year based on actual performance for the year.

The benefits specified in subparagraph (iii) above do not apply in the case of any termination of Mr. McNerney’s employment by the Company or by Mr. McNerney at or after Mr. McNerney has attained age 62.

Change in Control

Mr. McNerney will receive any change in control benefits as may be provided to other senior executives, except that in the event of a termination of employment in contemplation of or within two years after a Change in Control in which severance would be payable as described above, he will receive change in control benefits no less than the amounts set forth above regarding severance except that “three” will be substituted for “two” in subparagraphs (iii)(a) and (b) above; he will receive additional credit for Supplemental Pension service for the Severance Period.

Confidential Information, Nonsolicitation, Noncompetition

Mr. McNerney will comply with covenants prohibiting disclosure of confidential information, solicitation of customers and employees, and engaging in competitive activity.

Arbitration

All disputes arising under or in connection with the Agreement will be resolved through binding arbitration. The Company may seek interim injunctive relief to enforce restrictive covenants pending resolution of any arbitration.

Indemnification

The Company will indemnify Mr. McNerney to the fullest extent permitted by applicable law and provide director and officer liability insurance to the same extent provided to other directors and officers.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
99.1	Executive Employment Agreement between The Boeing Company and W. James McNerney, Jr. dated as of June 29, 2005 (filed herewith).

99.2	Press release issued June 30, 2005 entitled “Boeing Board Elects W. James McNerney, Jr. Chairman, President and CEO” (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE BOEING COMPANY

By:	/s/ DOUGLAS G. BAIN
Senior Vice President and General Counsel

Dated: July 5, 2005

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Executive Employment Agreement between The Boeing Company and W. James McNerney, Jr. dated as of June 29, 2005 (filed herewith).

99.2	Press release issued June 30, 2005 entitled “Boeing Board Elects W. James McNerney, Jr. Chairman, President and CEO” (filed herewith).